Exhibit 23.16

CONSENT

We hereby consent to the reference to our “Valuation of options granted by Elbit Plaza USA Ltd. during the year ended December 31, 2011, under the Elbit Plaza USA Option Plan", appearing in the Annual Report on Form 20-F/A of Elbit Imaging Ltd. for the year ended December 31, 2012 as filed with the Securities and Exchange Commission and to the incorporation by reference of such Annual Report in this Registration Statement on Form F-1 filed by Elbit Imaging Ltd.

This consent is not to be construed as an admission that we are an expert or that we are a person whose consent is required to be filed under the provisions of the Securities Act of 1933, as amended.

/s/Giza Zinger Even Ltd.
Giza Zinger Even

Tel Aviv, Israel
March 12, 2014